VOLUNTARY SEPARATION AGREEMENT AND RELEASE

Purpose
This document contains my agreement with my employer, The Procter & Gamble Company, ("P&G"), resulting from my decision to voluntarily end my employment on ____________(“Last Day of Employment”). This is a legally binding document in which P&G commits itself to pay me a cash separation allowance and provide other benefits described in Parts I and III, below. In exchange, I am agreeing to release P&G from legal liability. P&G and I agree that any disputes we may have now or in the future that are not released by this Voluntary Separation Agreement and Release ("Agreement") will be resolved through binding arbitration, as discussed in Part III, below.

I understand that any reference to P&G in this Agreement also includes parents, subsidiaries or affiliated entities and the managers, agents, employees, successors and assigns of any of them.

Part I. P&G agrees that:
P&G will provide me with a cash allowance (the "Separation Allowance") of [an amount equal to no greater than 1 times annual base salary, plus an amount equal to between 0% and 100% of any deferred compensation forfeited], to be paid as a lump sum (less legally required deductions) as soon as practical after my last day of employment. P&G will also provide me with the following benefits, in addition to any benefits to which I am otherwise already entitled:

--
My medical, dental, prescription drug, Employee Assistance Program and Basic Group Life Insurance coverages will be extended on their current terms, as such terms may change from time to time, until the earlier of (i) _______________, or (ii) the date on which I become eligible to participate in another employer's plans; and

--	Outplacement services from ________ for ___ months after date of first significant services, which I must begin using within forty-five (45) days after my separation date.

-	Reimbursement of up to $5,000 for approved retraining programs; and

-
A lump sum payment approximately equivalent to the non-vested credits in my Profit Sharing account if I am not vested in the Profit Sharing Plan as of my separation date. (If I am vested, the distribution of my account will be handled according to the terms of the Profit Sharing Plan.)

If prior to Last Day of Employment, I have been granted an Award(s) under The Procter & Gamble Future Shares Plan of October 14, 1997, as amended May 12, 1998 (the “Plan”), and I satisfy my obligations under Part II (A) of this Agreement, then P&G’s execution and certification of this Agreement will certify my separation from employment as a Special Separation as defined in Article 2.19 of the Plan. If I am under age 55 on my last day of employment, this certification means that I will receive a cash payment equal to the Spread Value1 “Spread Value” is defined in Article 2.20 of the Plan as “the excess of the Fair Market Value of one share of Common Stock on the date of exercise over the Fair Market Value of one share of Common Stock on the Grant Date, multiplied by the number of shares of Common Stock underlying the Award.” “Fair Market Value” is defined in Article 2.10 of the Plan as “… the average of the high and low prices of a share of Common Stock on the New York Stock Exchange on the date of measurement…, and if there were no trades on such date, on the day on which a trade occurred next preceding such date….” (less legally required deductions) of my Future Shares, as provided in Article 6.1(e)(ii) of the Plan, on or shortly after my Last Date of Employment. If I am age 55 or over on my last day of employment, such certification means that I will retain the right to exercise such Award(s) as provided in Article 6.1(e) of the Plan.

In addition, if I am a full-time employee and if on my last day of employment my age plus my Profit Sharing years of service are equal to or greater than 70, P&G will provide me with retiree medical, dental and life insurance coverages (according to the terms of the plans in effect after my extended employee coverages end as such terms may change from time to time) plus other benefits given to regular retirees including holiday gift boxes, P&G publications, invitations to Company events, a retiree I.D. pass, and eligibility for participation in P&G's matching gift and scholarship programs. If I am eligible for regular retirement, I will, in addition to the benefits set forth in this Agreement, receive all benefits provided to regular retirees.

Part II. I agree that:
(A) I will continue to perform my work and responsibilities as an employee in a satisfactory manner up to and including my Last Date of Employment. If I do not do so and engage in any misconduct during my employment, I understand and agree that P&G will not be obligated to provide me with the payments and benefits set forth in Part I above, and if I have received any such payments and/or benefits, I agree to repay them to P&G upon its demand.

(B)   I agree not to use or share any confidential, proprietary or trade secret information about any aspect of P&G's business with any non-P&G employee or business entity at any time in the future. I also understand and agree that while I may work for a direct competitor of P&G, without the written consent of P&G I will not engage in any activity or provide any services for a period of three years following my Last Day of Employment in connection with the manufacture, development, advertising, promotion or sale of any product which is the same as, similar to, or competitive with any products of P&G (including existing products as well as products which I know to be in development); (1) with respect to which my work has been directly concerned at any time during the two years preceding my last day of employment; or (2) with respect to which, as a consequence of my job performance and duties, I have acquired knowledge of trade secrets or other confidential information of P&G; nor will I work in any position where the proprietary business or technical knowledge that I have gained in my job here at P&G would be directly applicable to that position in the competitor’s business, nor will I accept a position for the next year (one year) for any other company on the same dedicated customer team that I worked with for P&G during the past two (2) years. I will discuss any questions I may have about this obligation with the Chief Executive Officer of P&G before accepting a position.

(C)   I release P&G from any claim of any kind I may have at any time arising out of my employment with P&G, my decision to end my employment at P&G or any employment references or lack thereof as discussed below in Part III, Paragraph (B). I also agree not to bring or be a party to any legal action, charge or claim of any kind against P&G regarding the same matters. Any re-employment consideration will be consistent with the Company’s Re-employment Policy. This does not preclude me from filing a charge with the U.S. Equal Employment Opportunity Commission (EEOC) or from participating in any investigation or proceeding conducted by it, although it does waive my rights to bring a lawsuit on my own behalf and to recover any damages or other remedy in a lawsuit brought on my behalf by the EEOC regarding such matters. This is a General Release that covers all claims under federal, state and local law, both statutory and common law, including but not limited to all federal, state, and local employment discrimination laws, claims, charges and legal actions under Title VII of the Civil Rights Act and the Americans with Disabilities Act, claims and legal actions under the Age Discrimination in Employment Act, and excludes only workers compensation or unemployment compensation claims. This Agreement and General Release does not waive any claims I may have which arise after the date I have signed this Agreement.

Part III. P&G and I agree that:
(A) Because we recognize that resolving any future differences we may have in the courts can take a long time and be expensive, P&G and I agree that our only remedy for all disputes one of us may have with the other that are not released by this Agreement and arise out of my employment, my decision to end my employment, or any aspect of this Agreement will be to submit any such disputes (except for the exception noted in the next paragraph) to final and binding arbitration in accordance with the National Rules for the Resolution of Employment Dispute of the American Arbitration Association then in effect. P&G and I agree that the aggrieved party must send written notice of any claim to the other party by certified mail, return receipt requested. Written notice to P&G will be sent to its Secretary at One Procter & Gamble Plaza, Cincinnati, OH 45202, and to me at the most current address shown for me in P&G's records. The arbitrator will apply the law of the state in which the claim arose, or federal law, or both, as applicable to the claim(s) asserted. Upon application to P&G, P&G will reimburse me for all fees and costs charged me by the American Arbitration Association and its arbitrator to the extent they exceed the applicable fees for filing and serving a lawsuit and summons upon P&G that would have been charged by a court of competent jurisdiction, and my claim been filed in court.

There is one exception to this Paragraph (A). P&G may seek injunctive relief in any court of competent jurisdiction if it has reason to believe that I have violated or am about to violate the terms of Part II, Paragraph B above.

(B) I understand that P&G's historical policy is to not provide employment references to prospective employers. However, P&G is willing to waive that policy in my case on the following basis: I authorize my managers, other P&G employees or agents to provide employment references upon request. In return, I release and will not bring, be a party to, or assist in any legal action, charge, or claim of any kind against P&G based upon the employment reference (or lack thereof). I understand that all disputes regarding employment references or the lack thereof must be resolved through arbitration as described in Part III, Paragraph A, above.

Part IV:
(A) If any court, arbitrator or other legal tribunal should later find that any aspect of this Agreement is invalid, that invalidity will not affect the legality of any other aspect of this Agreement.

(B) In deciding to sign this Agreement, I have not relied upon any statements or promises by P&G other than those set forth in this document.

(C) I have carefully read this entire Agreement and I understand its meaning. I also understand that this Agreement is a legal document, and by signing it I am giving up certain legal rights. I acknowledge that I have been given 45 days to consider this Agreement and that I have been advised to consult with an attorney about its terms. If I have executed this Agreement prior to the expiration of the given 45 day period specified above, I acknowledge and agree that I was afforded the opportunity to consider the Agreement for given 45 days before executing it and that my execution of this Agreement prior to the expiration of such given 45 day period was my free and voluntary act. I further understand that I may revoke my acceptance of this Agreement within seven (7) days after I sign it and that if I do not revoke my acceptance within that time, this Agreement becomes effective and enforceable by both parties immediately after the expiration of seven (7) days after I sign (the "effective date"). I understand that any revocation must be in writing and must be received by my immediate manager or that manager's designee no later than the close of business on the seventh day after my execution of this Agreement. P&G has given me enough time to consult with my family and other advisers and to consider whether I should agree to the terms of this Agreement. Finally, I am voluntarily signing this Agreement.

(D) I understand and agree this Agreement is governed by the laws of the State of Ohio.

__________________________________    __________________
(Date)

The Procter & Gamble Company

Certified & Approved By: __________________________         __________________
(Date)